EXHIBIT 23.1

Consent Of Independent Registered Public Accounting Firm

To the Board of Directors of Sotherly Hotels Inc.

We consent to the incorporation by reference in the registration statements (No. 333-192213) on Form S-8 and (No.333-220369) on Form S-3 of Sotherly Hotels Inc. and subsidiaries (the “Company”) of our reports dated March 16, 2020, with respect to the consolidated financial statements, the related financial statement schedule, and the effectiveness of internal control over financial reporting, which reports appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Dixon Hughes Goodman LLP

Tysons, Virginia

March 16, 2020